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CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS
(In Millions)
                                                                                       NINE MONTHS
EXCLUDING INTEREST ON DEPOSITS                                                            ENDED
                                                                                        SEPTEMBR 30
                                    1993     1992      1991      1990     1989         1994      1993
                                   -------  -------   -------   -------  -------      -------   -------

FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN
   INTEREST ON DEPOSITS)(A)         6,324     5,826     5,973    9,414   11,482        4,908    4,587
  INTEREST FACTOR IN RENT EXPENSE     147       162       171      173      161          107      112
  DIVIDENDS - PREFERRED STOCK         465       416       271(B)   361      385          405      387
                                    -------   -------  -------  -------   -------     -------    -------
    TOTAL FIXED CHARGES             6,936     6,404     6,415    9,948   12,028        5,420    5,086

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722     (914)(D)   318(E)   498        2,380(F)  1,344(C)
  INCOME TAXES                        941       696      677       508    1,035        1,000       956
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)       6,471     5,988     6,144    9,587   11,643        5,015     4,699
                                   -------   -------   -------  -------  -------      -------   -------
    TOTAL INCOME                    9,331     7,406     5,907   10,413   13,176        8,395     6,999
                                  =======   =======    =======  =======  =======      =======   =======
RATIO OF INCOME TO FIXED CHARGES
  EXCLUDING INTEREST ON DEPOSITS     1.35      1.16      0.92(G)  1.05     1.10         1.55      1.38
                                  =======   =======    =======  =======  =======      =======   =======
INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                 16,121    16,327   17,089    23,798   24,218       11,822    11,874
  INTEREST FACTOR IN RENT EXPENSE     147       162      171       173      161          107       112
  DIVIDENDS - PREFERRED STOCK         465       416      271(B)    361      385          405       387
                                    -------  -------   -------  -------  -------       ------    ------
    TOTAL FIXED CHARGES            16,733    16,905   17,531    24,332   24,764       12,334    12,373

INCOME:
  NET INCOME(LOSS)                  1,919(C)    722    (914)(D)    318(E)   498        2,380(F)  1,344(C)
 INCOME TAXES                         941       696     677        508    1,035        1,000       956
  FIXED CHARGES (EXCLUDING
   PREFERRED STOCK DIVIDENDS)      16,268    16,489   17,260    23,971   24,379       11,929    11,986
                                  -------   -------   -------   -------  -------      -------    ------
    TOTAL INCOME                   19,128    17,907   17,023    24,797   25,912       15,309    14,286
                                  =======   =======  =======   =======   =======      =======    ======
RATIO OF INCOME TO FIXED CHARGES
  INCLUDING INTEREST ON DEPOSITS    1.14      1.06      0.97(G)   1.02     1.05         1.24      1.15
                                  =======   =======   =======   =======  ======       =======    ======


(A) PRIOR YEARS HAVE BEEN RECLASSIFIED TO CONFORM TO CURRENT YEAR'S PRESENTATION.
(B) CALCULATED ON A BASIS OF AN ASSUMED TAX RATE OF OF 34%.
(C) NET INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND FULL YEAR 1993 EXCLUDE THE CUMULATIVE EFFECT
OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300
MILLION.
(D) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1991 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
VENTURE CAPITAL INVESTMENTS OF $457 MILLION.
(E) NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1990 EXCLUDES THE CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
CERTAIN DERIVATIVE PRODUCTS OF $140 MILLION.
(F) NET INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 EXCLUDES THE CUMULATIVE EFFECT OF ADOPTING
STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT BENEFITS", OF
$(56) MILLION.
(G) EARNINGS FOR THE YEAR ENDED DECEMBER 31, 1991 WERE INADEQUATE TO COVER FIXED CHARGES BY THE AMOUNT OF
$508 MILLION.


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